Exhibit 10.6

NON-COMPETITION AGREEMENT

This Non-Competition Agreement (this “Agreement”) is made and entered into as of June 16, 2011 by and among the following parties:

(a)           Station Casinos LLC, a Nevada limited liability company (the “Company”), and Station Holdco LLC, a Delaware limited liability company (“Station Holdco”);

(b)           Fertitta Entertainment LLC, a Delaware limited liability company (“FE”) and FI Station Investor LLC, a Delaware limited liability company (“FI”);

(c)           FE Propco Management LLC, a Delaware limited liability company (“FE Propco Management”);

(d)           FE Opco Management LLC, a Delaware limited liability company (“FE Opco Management”);

(e)           FE GVR Management LLC, a Delaware limited liability company (“GVR Management”);

(f)            Frank J. Fertitta III and Lorenzo J. Fertitta (collectively, the “FE Principals” and with FE, FI, FE Propco Management. FE Opco Management and GVR Management, the “FE Parties”); and

(g)           German American Capital Corporation (“GACC”) and JPMorgan Chase Bank, N.A. (“JPM” and, together with GACC, the “Lenders”).

Each party named above is a “Party” and collectively they are referred to as the “Parties.”

RECITALS

WHEREAS, the Company and its Subsidiaries acquired substantially all of the assets of Station Casinos, Inc. (“SCI”) and its Subsidiaries in connection with the reorganization of SCI pursuant to a Plan of Reorganization of SCI (the “Reorganization”);

WHEREAS, in connection with the Reorganization, (a) affiliates of FE purchased equity of Station Holdco, (b) FE Propco Management and the Company entered into a Management Agreement dated June 16, 2011 (including any renewals thereof, the “Propco Management Agreement”) whereby FE Propco Management will manage the affairs of certain subsidiaries of the Company in return for certain compensation, (c) FE Opco Management and NP Opco LLC entered into a Management Agreement dated June 16, 2011 (including any renewals thereof, the “Opco Management Agreement”) and (d) GVR Management entered into a Management Agreement dated June 16, 2011 with Station GVR Acquisition, LLC, a Nevada limited liability company (including any renewals thereof, the “GVR Management Agreement” and, together with the Opco Management Agreement and Propco Management Agreement, the “FE Management Agreements”), whereby GVR Management will manage the affairs of certain subsidiaries of the Company in return for certain compensation; and

WHEREAS, as a condition to the Reorganization, including the sale of equity of Station Holdco to FE and the entry into the FE Management Agreements, GACC and JPM required the FE Entities (as defined below) to agree to enter into this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and promises contained herein, and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Parties agree as follows:

AGREEMENT

ARTICLE I
DEFINITION OF TERMS

1.1          Certain Defined Terms.  The following terms when used in this Agreement shall have the meanings indicated:

“Accounting Firm” has the meaning specified in Section 2.3(b).

“Acquired Outside Market Investment” has the meaning specified in Section 3.2(b).

“Agreed Consent Fee” means each Consent Fee determined pursuant to Section 2.3(b).

“Applicable Consideration” with respect to a Competitive Market Management Agreement and Related Contracts means (a) any consideration or compensation paid to any of the FE Invested Entities with respect to an annual period pursuant to the Competitive Market Management Agreement and (b) any consideration or compensation paid to any of the FE Invested Entities pursuant to the Related Contracts for (i) managerial or supervisory services provided pursuant to such Related Contract or (ii) any other services or products provided pursuant to such Related Contract where the consideration or compensation for such services or products in this clause (ii) is determined based on the financial performance of the Person or its affiliates subject to such contract and which consideration or compensation in this clause (ii) is greater than fair market value, to the extent such fair market value can be reasonably determined.

“Business Day” shall mean a day, other than a Saturday, Sunday, or statutory holiday, on which banks are open for the transaction of business in New York, New York or Las Vegas, Nevada.

“Capital Stock” means (a) of any Person that is a corporation, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock; and (b) of any other Person, any and all partnership, limited liability company, member’s, membership or other Equity Interests in such Person.

“Company” has the meaning specified in the preamble hereto.

“Company Accounting Firm” has the meaning specified in Section 2.4(a).

“Company Management Agreements” means the Management Agreements as defined in the Equityholders Agreement.

“Competitive Assets” has the meaning specified in Section 3.2(a).

“Competitive Market Gaming and Hotel Business” means (a) any gaming, casino or hotel business, assets or properties located in whole or in part within the Relevant Competitive Market or (b) any Person that directly or indirectly owns all or a portion of any business or assets described in clause (a) (including any equity therein); provided that in no event shall any entity, business, asset, property or Person that holds only a “restricted license” as defined under the Nevada Revised Statutes or conducts only Online Gaming be considered a Competitive Market Gaming and Hotel Business.

“Competitive Market Investment” has the meaning specified in Section 3.2(a).

“Competitive Market Investment Offer Letter” has the meaning specified in Section 3.2(a).

“Competitive Market Management Agreement” means any Contract to manage, operate or supervise any gaming, casino or hotel business, assets or properties located in the Relevant Competitive Market, other than any entity, business, asset, property or Person that holds only a “restricted license” as defined under the Nevada Revised Statutes or conducts only Online Gaming.

“Competitive Market Offeror” has the meaning specified in Section 3.2(a).

“Competitive Market Offer Period” has the meaning specified in Section 3.2(a).

“Consent Fee” has the meaning specified in Section 2.2.

“Consent Fee Schedule” has the meaning specified in Section 2.3(a).

“Contract” means any contract, agreement, instrument, document or arrangement whether or not in writing.

“Equityholders Agreement” means the Equityholders Agreement, dated as of June 16, 2011, (i) Station Holdco; (ii) the Company; (iii) the subsidiaries of the Company listed on the signature pages thereof from time to time; (iv) Station Voteco LLC; (v) the holders of equity interests in Station Voteco LLC party thereto from time to time; (vi) the holders of equity interests in Station Holdco party thereto from time to time; (vii) holders of equity interests in each Blockerco (as defined therein) party thereto from time to time; (viii) holders of debt in a Permitted Leverage Vehicle (as defined therein); (ix) each Blockerco (including each Permitted Leverage Vehicle (as defined therein)); and (x) the FE Principals.

“Equity Interest” of any Person means (a) Capital Stock of such Person, (b) warrants, options, securities or instruments convertible into or exchangeable for Capital Stock, or (c) other rights to acquire Capital Stock or rights described in clause (a) of such Person.

“Estimated Consent Fee” has the meaning specified in Section 2.3(a).

“FE” has the meaning specified in the preamble hereto.

“FE Invested Entities” means (a) any Person that is a FE Entity and (b) any other Person in which any FE Entity directly or indirectly owns any Equity Interest (measured by economic interest rather than voting rights) other than any Person in which the FE Entities directly and indirectly collectively own 10% or less of the publicly traded equity securities of such Person.

“FE Entity” means any Person that is (a) a Specified Person or (b) a Fertitta Family Entity.  Notwithstanding the above, neither Zuffa, LLC nor its subsidiaries and joint ventures shall constitute an FE Entity unless engaged in the investment in, ownership of or management of a business, asset, property or any activity, other than Online Gaming, that requires an “unrestricted” gaming license under the laws of the State of Nevada or a similar license under the laws of the applicable jurisdiction.

“FE Management Agreements” has the meaning specified in the recitals hereto.

“FE Parties” has the meaning specified in the preamble hereto.

“FE Principals” has the meaning specified in the preamble hereto.

“Fertitta Family Entity” means any trust or any entity in which the Fertitta Family Members collectively, directly or indirectly, own one hundred percent (100%) of the Equity Interests (measured by economic interest rather than voting rights; it being understood and agreed that in determining whether an entity is 100% owned for purposes of this definition, any interests owned by current or former employees of FE or any subsidiary of FE or FI shall not be taken into account).

“Fertitta Family Member” means any of Frank J. Fertitta III or Lorenzo J. Fertitta or their spouses or lineal descendants (including, without limitation, adopted children and their lineal descendants) or any Person one hundred percent owned (measured by economic interest rather than voting rights) by the foregoing.

“FI” has the meaning specified in the preamble hereto.

“Final Proposal” has the meaning specified in Section 3.2(a).

“GACC” has the meaning specified in the recitals hereto.

“Gaming Authority” means all governmental authorities or agencies with regulatory control or jurisdiction over all or any portion of the gaming activities of the Company or any of the Subsidiaries, or over ownership of an interest in an entity engaged in gaming activities, or any successor to any such authority, including, as applicable, (i) in the State of Nevada, the Nevada Gaming Commission, the Nevada State Gaming Control Board, the Clark County Liquor and Gaming Licensing Board, the Henderson City Council, the City of Las Vegas City Council and all other state and local regulatory and licensing agencies or bodies with authority over gaming, gaming activities and gaming devices, mobile gaming systems and associated equipment in the State of Nevada, the City of Henderson, the City of Las Vegas, the City of Reno, Clark County, Nevada or Washoe County, Nevada, and (ii) the National Indian Gaming Commission and the applicable gaming regulatory authority established by the Federated Indians of Graton Rancheria, the Match-E-Be-Nash-She-Wish Band of Pottawatomi Indians of Michigan, the Mechoopda Indian Tribe of Chico Rancheria, California, and the North Fork Rancheria of Mono Indians.

“GVR Management” has the meaning specified in the preamble hereto.

“GVR Management Agreement” has the meaning specified in the recitals hereto.

“JPM” has the meaning specified in the recitals hereto.

“Las Vegas Excluded Area” means the areas in clauses (a) and (b) of the definition of Las Vegas Locals Market.

“Las Vegas Locals Market” means any area within the Las Vegas, Nevada city limits or within a 50 mile radius of the intersection of Las Vegas Boulevard South and Charleston Boulevard in Las Vegas, Nevada other than (a) the area bordered by Sunset Road on the south, the I-15 freeway on the west, Charleston Boulevard on the north and Paradise Road on the east, and (b) the Las Vegas Hilton and related landholdings.

“Lender Directors” has the meaning specified in the Equityholders Agreement.

“Lenders” has the meaning specified in the preamble hereto.

“Minority FE Invested Entity” means any FE Invested Entity in which the FE Entities own less than 50% of the Equity Interests (measured by economic interest rather than voting rights).

“Minority Equity Interest” has the meaning specified in Section 3.2(a).

“Minority Equity Interest Offer Letter” has the meaning specified in Section 3.2(a).

“Minority Equity Interest Offer Period” has the meaning specified in Section 3.2(a).

“New Opco” means NP Opco LLC, a Nevada limited liability company.

“Offered Outside Market Investment” has the meaning specified in Section 3.2(b).

“Offered Outside Market Investment Proposed Purchase Price” has the meaning specified in Section 3.2(b).

“Online Gaming” means gaming activities that are conducted exclusively on the internet, other than (i) intrastate online gaming that is available exclusively to individuals who are permitted to place wagers on the internet only while they are physically present in the state of Nevada and (ii) online gaming which contains advertisements targeted primarily at residents of the Relevant Competitive Market.

“Other Outside Market Offeree” has the meaning specified in Section 3.2(b).

“Outside Market Business” means (a) any gaming or casino business, assets or properties located outside the Relevant Competitive Market or (b) any Person, other than a Competitive Market Business, that directly or indirectly owns, operates or manages all or any portion of any business, assets or properties described in clause (a) (including any equity interest therein); provided that in no event shall any entity, business, asset, property or Person that holds only a “restricted license” as defined under the Nevada Revised Statutes or a similar license issued under the laws of the applicable jurisdiction or conducts only Online Gaming be considered a Competitive Market Gaming and Hotel Business.

“Outside Market Investment” has the meaning specified in Section 3.2(b).

“Outside Market Investment Committed Portion” has the meaning specified in Section 3.2(b).

“Outside Market Offer Letter” has the meaning specified in Section 3.2(b).

“Outside Market Offer Period” has the meaning specified in Section 3.2(b).

“Outside Market Offerors” has the meaning specified in Section 3.2(b).

“Party or Parties” has the meaning specified in the preamble hereto.

“Person” means any individual, partnership, limited liability company, association, corporation, trust or other entity.

“Pro Rata Portion” means, with respect to any Lender Offeree, (a) if the offer of the Uncommitted Portion is oversubscribed but Colony has not timely made an election as contemplated by Section 3.2(b) to acquire all or a portion of the Uncommitted Portion, the percentage determined by dividing such Lender Offeree’s ultimate parent company’s direct and indirect ownership percentage of the Units of Station Holdco by all the Lender Offerees’ parent companies’ aggregate direct and indirect ownership percentage of the Units of Station Holdco and (b) if the offer of the Uncommitted Portion is oversubscribed and Colony has timely made an election as contemplated by Section 3.2(b) to acquire all or a portion of the Uncommitted Portion, (i) the percentage determined by dividing such Lender Offeree’s ultimate parent company’s direct and indirect ownership percentage of the Units of Station Holdco by all the Lender Offerees’ parent companies’ aggregate direct and indirect ownership percentage of the Units of Station Holdco minus (ii)(A) the percentage of the Uncommitted Portion Colony has timely elected to buy up to a maximum of 9% multiplied by (B) the percentage determined by dividing such Lender Offeree’s ultimate parent company’s direct and indirect ownership percentage of the Units of Station Holdco by all the Lender Offerees’ parent companies’ aggregate direct and indirect ownership percentage of the Units of Station Holdco.

“Proposed Competitive Market Investment Offer Price” has the meaning set forth in Section 3.2(a).

“Recognized Accounting Firm” means any of Ernst & Young LLP, PricewaterhouseCoopers LLP, KMPG LLP, Deloitte & Touche LLP, BDO Siedman LLP, Grant Thornton LLP or McGladrey & Pullen LLP or any other recognized national accounting firm.

“Relevant Competitive Market” means (a) the Las Vegas Locals Market, plus (b) any area within the Reno, Nevada city limits or within a 70 mile radius of the Reno, Nevada city limits (the “Reno Area”), plus (c) any area outside the Reno Area and the Las Vegas Locals Market (excepting the Las Vegas Excluded Area) within a 100-mile radius of (i) any Native American gaming project that is owned, managed or being developed by the Company or any of its Subsidiaries or any joint venture in which the Company or any of its Subsidiaries is a member or manager (each, a “Company Joint Venture”), including, without limitation, for so long as such properties are owned, managed or being developed by the Company or any of its Subsidiaries or any Company Joint Venture, the Gun Lake Casino located in Allegan County, Michigan and the Company’s, its Subsidiaries’ and/or the Company Joint Venture’s development projects with the Federated Indians of Graton Rancheria located in Sonoma County, California, the Mechoopda Indian Tribe located in Butte County, California and the North Fork Rancheria of Mono Indian Tribe located near Fresno, California,  or (ii) other land held for development of gaming operations in which the Company, any of its Subsidiaries or any Company Joint Venture now or hereafter has an equity interest or any casinos now or hereafter owned or managed by the Company, any of its Subsidiaries or any Company Joint Venture.

“Reorganization” has the meaning specified in the recitals hereto.

“Specified Person” means FE, FI,  FE Propco Management, FE Opco Management, GVR Management, the FE Principals or any spouse or minor child of the FE Principals.

“Station Holdco” has the meaning specified in the preamble.

“Subsidiary” means as to any particular Person, each Person in which such particular Person owns, directly or indirectly, a majority of the voting stock or is a general partner or otherwise has the power to control, by agreement or otherwise, the management and general business affairs of such other Person.

“Uncommitted Portion” has the meaning specified in Section 3.2(b).

1.2          Rules of Interpretation.  Unless the context otherwise clearly requires: (a) a term has the meaning assigned to it; (b) “or” is not exclusive; (c) wherever from the context it appears appropriate, each term stated in either the singular or the plural shall include the singular and the plural, and pronouns stated in either the masculine, feminine or neuter shall include the masculine, feminine and neuter; (d) provisions apply to successive events and transactions; (e) all references in this Agreement to “include” or “including” or similar expressions shall be deemed to mean “including without limitation”; (f) all references in this Agreement to designated “Articles,” “Sections,” “paragraphs,” “clauses” and other subdivisions are to the designated Articles, Sections, paragraphs, clauses and other subdivisions of this Agreement, and the words “herein,” “hereof,” “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section, paragraph, clause or other subdivision; and (g) any definition of or reference to any agreement, instrument, document, statute or regulation herein shall be construed as referring to such agreement, instrument, document, statute or regulation as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein).  This Agreement is among financially sophisticated and knowledgeable parties and is entered into by the parties in reliance upon the economic and legal bargains contained herein and shall be interpreted and construed in a fair and impartial manner without regard to such factors as the party who prepared, or caused the preparation of, this Agreement or the relative bargaining power of the parties.

ARTICLE II
MANAGEMENT AGREEMENTS

2.1          Restriction on Management Agreements.  Except as otherwise set forth herein, nothing in this Agreement shall prohibit the FE Entities from entering into or otherwise becoming bound by any management agreement with respect to gaming and non-gaming enterprises of any kind, wherever located.  Notwithstanding the foregoing, with respect to Competitive Market Management Agreements only, the FE Entities may enter or otherwise become bound by a Competitive Market Management Agreement if (and only if) no FE Entity directly or indirectly acquires any Equity Interest in the Person subject to such Competitive Market Management Agreement or any of such Person’s Affiliates other than Equity Interests permitted pursuant to the terms of Article III.

2.2          Consent Fees.  If the aggregate Applicable Consideration paid to the FE Invested Entities with respect to any annual period pursuant to any Competitive Market Management Agreement and/or any other Contracts relating to such Competitive Market Management Agreement or the Competitive Market Gaming and Hotel Business subject thereto (such other Contracts, the “Related Contracts”) is in excess of the compensation and other consideration that the FE Invested Entities (either individually or collectively) would have received with respect to such period if such Competitive Market Management Agreement and Related Contracts provided for Applicable Consideration to the FE Invested Entities on the basis of the sum of 2.0% of gross revenues plus 5.0% of EBITDA compensation payable to the FE Invested Entities under the FE Management Agreements (such excess multiplied by the percentage of the Equity Interest (measured by economic rather than voting interest) directly or indirectly owned by the Fertitta Family Members in the applicable FE Invested Entity, less the amount, if any, of taxes paid or payable by the FE Entities or their equityholders, or distributed or distributable by the FE Entities to their equityholders in respect of taxes paid or payable by such equityholders, as a result of income realized by such Persons in respect of such excess, taking into account any deductions allowable under applicable law with respect to amounts paid or payable to the Company pursuant to this Article II, the “Consent Fee”), then the Specified Persons or Fertitta Family Entities shall, or shall cause the applicable FE Invested Entity to, pay such Consent Fees to the Company in accordance with the terms of this Article II.

2.3          Determining Consent Fees.

(a)           No later than the earlier of (i) twenty (20) days following the final determination of the management fee payable under the applicable Competitive Market Management Agreement with respect to any annual period and (ii) 180 days after the end of the applicable annual period under such Competitive Market Management Agreement, FE Propco Management shall provide the Company and the Lender Directors with a schedule (each such schedule, a “Consent Fee Schedule”) of (i) each Competitive Market Management Agreement and Related Contract to which any FE Invested Entity is a party or otherwise bound and a copy thereof if not previously provided to the Company and the Lender Directors and (ii) a detailed calculation of the amount of any Consent Fee for such annual period with respect to each such Competitive Market Management Agreements and Related Contracts (the “Estimated Consent Fee”), including (A) the Applicable Consideration provided under such Competitive Market Management Agreement and Related Contract and (B) the compensation and other consideration that would have been owed to the FE Invested Entities for such annual period under each such Competitive Market Management Agreement and Related Contract if such agreements provided for compensation and consideration for management, operating or supervisory services to the FE Invested Entities on the basis of the sum of 2.0% of gross revenues plus 5.0% of EBITDA compensation payable under the FE Management Agreements.

(b)           The Company shall have sixty (60) days from the date of receipt of such Consent Fee Schedule to notify FE Propco Management that it disputes one or more of the Estimated Consent Fees included in the Consent Fee Schedule.  With respect to each Estimated Consent Fee in the applicable Consent Fee Schedule that the Company does not provide a written notice of dispute prior to the expiration of such sixty (60) day period or provides written notice to FE Propco Management that the Company accepts the Estimated Consent Fee, such Estimated Consent Fee shall be an Agreed Consent Fee and the FE Principals shall cause the FE Entities to, no later than the earlier of three Business Days after the expiration of such sixty (60) day period or receipt of written notice from the Company of acceptance of such Estimated Consent Fee, pay to the Company such Agreed Consent Fee by wire transfer of immediately available funds to an account specified in writing by the Company.  Any notice by the Company disputing any Estimated Consent Fee in the Consent Fee Schedule (each, a “Dispute Notice”) shall state each Estimated Consent Fee included in the applicable Consent Fee Schedule that the Company is disputing, the basis for such dispute and, if applicable, the Company’s calculation of the applicable Consent Fee for such period.  If the Company provides such written notice to FE Propco Management, then the Company and FE Propco Management shall use good faith efforts to resolve such disputes and agree on the amount of each disputed Estimated Consent Fee.  With respect to each disputed Estimated Consent Fee in the applicable Consent Fee Schedule that the Company and FE Propco Management resolve, the Estimated Consent Fee as adjusted in accordance with the Company’s and FE Propco Management’s resolution shall be an Agreed Consent Fee and the FE Principals shall cause the FE Entities to, no later than three Business Days after the resolution of such dispute, pay to the Company such Agreed Consent Fee by wire transfer of immediately available funds to an account specified in writing by the Company.  If the Company and FE Propco Management are unable to resolve any disputes and agree to the amount of any Estimated Consent Fee within thirty (30) days after the date of the written Dispute Notice provided by the Company pursuant to this Section 2.3, the Company and FE Propco Management shall submit the remaining disputes to a mutually agreed upon Recognized Accounting Firm.  If the Company and FE Propco Management are not able to agree upon a Recognized Accounting Firm within five Business Days after the expiration of such thirty (30)

day period, then the accounting firm shall be selected by lots from one Recognized Accounting Firm designated by FE Propco Management and one Recognized Accounting Firm designated by the Company.  The Recognized Accounting Firm selected pursuant to this Section 2.3(b), is referred to as the “Accounting Firm.”  The Accounting Firm shall provide its determination with respect to each disputed Estimated Consent Fee no later than thirty (30) days after the appointment of such Accounting Firm pursuant to this Section 2.3(b).  The Company and each of the FE Entities shall cooperate fully in assisting the Accounting Firm in its review, including by providing the Accounting Firm full access to all files, books and records relevant thereto and providing such other information as the Accounting Firm may reasonably request in connection with any such review.  The Accounting Firm shall have the right only to interpret and apply the terms and conditions of this Agreement, the FE Management Agreement and the applicable Competitive Market Management Agreement and Related Contracts in accordance with governing law, but may not change any term or condition of this Agreement, any Competitive Market Management Agreement or any Related Contract, deprive any party of any remedy expressly provided hereunder or provide any right or remedy that has not be expressly provided hereunder.  The Accounting Firm’s determination of the applicable Consent Fee shall not be lower than FE Propco Management’s Estimated Consent Fee or higher than the estimate of the Consent Fee provided by the Company in its written notice of dispute.  Subject to the foregoing two sentences, the determination of the Accounting Firm with respect to the disputed Estimated Consent Fee shall be final and binding on the Parties and shall be the Agreed Consent Fee, subject to the correction of obvious errors.  No later than three Business Days after the Accounting Firm’s determination of the applicable Agreed Consent Fee, the FE Principals shall cause the FE Entities to pay to the Company an amount equal to such Agreed Consent Fee by wire transfer of immediately available funds to an account specified in writing by the Company.  The fees of the Accounting Firm shall be paid by the Party whose estimate of the disputed Consent Fees in the aggregate was furthest from the Accounting Firm’s determination of the aggregate Agreed Consent Fees that were disputed.  Interest on the Consent Fees shall accrue as follows:  from and after the date that is ten (10) Business Days after the date the Company notifies FE Propco Management that it accepts the Estimated Consent Fee, in the case of any Consent Fee for which the Company provides a notice of acceptance, from and after the date three Business Days after the date that is ninety (90) days after the date of the Company’s receipt of the applicable Consent Fee Schedule, in the case of any Consent Fee with respect to which the Company did not provide a notice of acceptance; provided that no such interest shall be payable with respect to any Estimated Consent Fee that is subject to such dispute if the amount of such Consent Fee, as finally determined, is no greater than 115% of the disputed Estimated Consent Fee.

2.4          Access of Accounting Firm.

(a)         The FE Parties shall cause a Recognized Accounting Firm designated by a majority of the Lender Directors (the “Company Accounting Firm”) to have access, upon reasonable notice and during the usual hours for business, to personnel, accountants, auditors, counsel, properties and information of any FE Invested Entity and any Person subject to any Competitive Market Management Agreement or Related Contract for the purposes of determining whether, and to what extent, the Company is entitled to such rights or payments as described in this Article II, including access to the books and records related to any Competitive Market Management Agreement or Related Contract.  The FE Parties shall ensure that each

Competitive Market Management Agreement to which any of them or any FE Invested Entity becomes a party or bound allows the Company Accounting Firm such access as is contemplated pursuant to this Section 2.4(a).

(b)           All decisions to be made by the Company under this Article II shall be made by the Lender Directors or a person designated by the Lender Directors.

ARTICLE III
RIGHT OF FIRST REFUSAL; CO-INVESTMENT RIGHT

3.1          Restriction on Investments.  None of the FE Parties shall (or shall permit any of the other FE Entities to) directly or indirectly acquire or invest in, or otherwise directly or indirectly beneficially own any Equity Interest in any Competitive Market Gaming and Hotel Business unless (a) the percentage of total Equity Interests (measured by economic interest rather than voting rights) directly or indirectly beneficially owned in such Competitive Market Gaming and Hotel Business by the FE Entities in the aggregate is not greater than the percentage of Equity Interests (measured by economic interest rather than voting rights) directly or indirectly beneficially owned by the FE Entities in Station Holdco at such time, (b) the total direct and indirect cash investment in Equity Interests by the FE Entities in the aggregate in all Competitive Market Gaming and Hotel Businesses (after giving effect to the contemplated acquisition or investment) does not exceed the aggregate amount of direct and indirect cash invested by the FE Entities in the Equity Interests of Station Holdco (without giving effect to direct or indirect sales of Station Holdco Equity Interests by the FE Entities or sales or other issuances of Equity Interests in the FE Entities) and (c) the FE Entities have complied with Article III; provided, that nothing contained herein shall restrict the ability of one or more of the FE Entities to acquire, invest in or otherwise beneficially own up to 10% collectively of the outstanding publicly-traded equity securities of any Competitive Market Gaming and Hotel Business with respect to which the FE Invested Entities do not have any managerial, supervisory or developmental relationship or any Competitive Market Management Agreement or Related Contract.  For purposes of measuring an FE Entity’s ownership percentage of the Equity Interest of any Person for Section 3.1(a) (and only Section 3.1(a)), the ownership percentage of such FE Entity shall be the percentage of the Equity Interest of such Person (measured by economic interest rather than voting rights) owned directly or indirectly by the FE Entity multiplied by the percentage of the Equity Interest of the FE Entity (measured by economic interest rather than voting rights) owned directly or indirectly by the Fertitta Family Members.  For purposes of measuring the amount of cash invested in Equity Interests by the FE Entities in Competitive Market Gaming and Hotel Businesses for Section 3.1(b) (and only Section 3.1(b)), the amount of cash invested shall be the direct and indirect amount actually invested in such Competitive Market Gaming and Hotel Businesses by Fertitta Family Members.

3.2          Right of First Refusal.

(a)           If an FE Invested Entity is considering making an offer to acquire any Competitive Market Gaming and Hotel Business (other than any investment permitted pursuant to the proviso contained in the first sentence of Section 3.1) or Equity Interest therein (each such investment or acquisition, a “Competitive Market Investment”), no later than twenty (20) Business Days prior to making such offer, the FE Parties shall cause the applicable FE Invested

Entity (the “Competitive Market Offeror”) to offer the right to make the investment or acquisition to the Company by an offer letter (the “Competitive Market Investment Offer Letter”) to the Company setting forth (i) a detailed description of the subject Competitive Market Gaming and Hotel Business and the Competitive Market Investment, (ii) the material terms and conditions of the offer proposed to be made by the Competitive Market Offeror, including the consideration the Competitive Market Offeror intends to offer for the Competitive Market Investment (the “Proposed Competitive Market Investment Offer Price”), (iii) subject to the execution by the Company of a confidentiality agreement with substantially the same terms as the confidentiality agreement applicable to the Competitive Market Offeror, a summary of the FE Invested Entities’ and their representatives’ analysis of the subject Competitive Market Gaming and Hotel Business and the Competitive Market Investment, all due diligence materials received by any of them with respect to such Competitive Market Gaming and Hotel Business and all due diligence materials prepared by or on behalf of them and (iv) an agreement by the FE Parties that if the Company elects to make the Competitive Market Investment, the FE Entities shall fund their pro rata portion (based on their direct and indirect ownership percentage in Station Holdco) of any equity capital raised from members of Station Holdco to pay all or a portion of the purchase price for the Competitive Market Investment.  The parties understand and agree that if the Competitive Market Investment is the entire Equity Interest in a Person that owns businesses, assets or properties in addition to those described in clause (a) of the definition of Competitive Market Gaming and Hotel Business, then the FE Invested Entities can elect to offer the Company (A) the business, assets and properties owned by such Person that are described in clause (a) of such definition and (B) any other assets of such Person that are used primarily in connection with the assets described in clause (A) (collectively, the “Competitive Assets”), and not the other assets, business and properties of such Person, in which case the Competitive Market Offer would be only for the Competitive Assets and the Proposed Competitive Market Offer Investment Price would be the portion of the purchase price for such Person that is attributable to the Competitive Assets, provided that an offer of only the Competitive Assets shall be permitted only if the applicable FE Invested Entities provide the Company with customary transition services with respect to the Competitive Assets.  During the ten (10) Business Days after receipt of the Competitive Market Investment Offer Letter (the “Competitive Market Offer Period”), a majority of the Lender Directors shall have the right to cause the Company to notify the Competitive Market Offeror in writing whether it accepts the opportunity to make the Competitive Market Investment.  During the Competitive Market Offer Period, the Competitive Market Offeror and the FE Invested Entities shall provide reasonable cooperation to the Company, the Lender Directors and their respective representatives to allow them to evaluate the Competitive Market Investment.  If the Company, based on the determination made by a majority of the Lender Directors, notifies the Competitive Market Offeror that it accepts the opportunity to make the Competitive Market Investment, then the officers of the Company shall formulate and negotiate the terms on which the Company proposes to make the Competitive Market Investment (the “Final Proposal”) and, at such time as the final terms have been determined, such Final Proposal shall be submitted to the Board of Directors for a determination by the Supermajority (as such term is defined in the Equityholders Agreement) of the Board of Directors as to whether the Company shall pursue the Competitive Market Investment on the terms proposed.  If (x) the Company fails to provide notice to the Competitive Market Offeror prior to the expiration of the Competitive Market Offer Period, (y) the Company notifies the Competitive Market Offeror in writing that the Company has elected not to make the

Competitive Market Investment or (z) the Final Proposal is not approved by a Supermajority of the Board of Directors because a majority of the Lender Directors did not vote in favor of the Company pursuing the Competitive Market Investment on the terms set forth therein even though directors with a majority of the votes entitled to be cast by the Fertitta Directors (as such term is defined in the Equityholders Agreement) voted in favor of such proposal, then the Competitive Market Offeror shall be entitled to make the Competitive Market Investment, provided that the Competitive Market Offeror enters into a definitive agreement to effect the Competitive Market Investment no later than 180 days after the expiration of the later of the Competitive Market Offer Period or, if applicable, the date on which the Board of Directors acts on the Final Proposal at a purchase price that is no less than 95% of the Proposed Competitive Market Investment Offer Price in the case of clause (x) or (y) above or the consideration set forth in the Final Proposal in the case of clause (z) above and on other terms that are the same in all material respects to those set forth in the Competitive Market Investment Offer Letter in the cause of clause (x) or (y) above or the Final Proposal in the case of clause (z) above.  In the event that the conditions set forth in the proviso contained in the immediately preceding sentence are not satisfied, the FE Parties shall not and shall cause the FE Invested Entities not to invest in or acquire the Competitive Market Gaming and Hotel Business that was the subject of the Competitive Market Investment Offer Letter or equity thereof without first reoffering such investment or acquisition opportunity to the Company in accordance with this Section 3.2(a).  Notwithstanding the foregoing, in the event that a Competitive Market Offeror receives, or expects to receive, Equity Interests constituting a Competitive Market Investment as a result of the conversion, exchange or other distribution in respect of debt issued by any Competitive Market Gaming and Hotel Business (a “Competitive Market Equity Exchange”), no later than ten (10) Business Days following receipt of such equity interests, the Competitive Market Offeror shall deliver a Competitive Market Investment Offer Letter to the Company in respect of such interests, which shall set forth, (1) in lieu of the Proposed Competitive Market Investment Offer Price, the offer price for such Competitive Market Investment, which shall be an amount equal to the sum of the consideration paid and all costs incurred by the applicable FE Entities in respect of such Competitive Market Investment, plus interest accrued thereon from the date that the applicable expenditure was made at the rate set forth in Section 6.11 hereof (the “Equity Exchange Price”), (2) a detailed description of the subject Competitive Market Gaming and Hotel Business and the Competitive Market Equity Exchange, (3) the material terms and conditions of such Competitive Market Equity Exchange, (4) subject to the execution by the Company of a confidentiality agreement with substantially the same terms as the confidentiality agreement applicable to the Competitive Market Offeror, a summary of the FE Invested Entities’ and their representatives’ analysis of the subject Competitive Market Gaming and Hotel Business and the Competitive Market Equity Exchange, all due diligence materials received by any of them with respect to such Competitive Market Gaming and Hotel Business and all due diligence materials prepared by or on behalf of them and (5) an agreement that if the Company elects to make the Competitive Market Equity Exchange, the FE Entities shall fund their pro rata portion (based on their direct and indirect ownership percentage in Station Holdco) of any equity capital raised from members of Station Holdco to pay all or a portion of the purchase price for the Competitive Market Equity Exchange.  A majority of the Lender Directors shall have the right to cause the Company to notify to notify the Competitive Market Offeror in writing (the “Equity Exchange Acceptance Notice”) no later than fifteen (15) Business Days following receipt of the Competitive Market Investment Offer Letter whether it accepts the opportunity to acquire the interests received by the applicable FE Entity in such Competitive Market Equity Exchange by paying the Competitive Market Offeror the Equity Exchange Price for such interest.  If the Company, based on the direction of a majority of the Lender Directors, elects to acquire the interests issued in the Competitive Market Equity Exchange, subject to receipt of all required regulatory approvals, including required approvals of Gaming Authorities, such sale shall be consummated on the date that is fifteen (15) Business Days following the date of delivery of the Equity Exchange Acceptance Notice or such other date as shall be mutually agreed upon by the Competitive Market Offeror and the Company.  Notwithstanding anything in this Section 3.2(a) to the contrary, if the FE Entities cannot, after the use of commercially reasonable efforts, cause a Minority FE Invested Entity to comply with this Section 3.2(a), then such failure shall not be a breach of this Agreement provided that the FE Entities (I) dispose of all of their Equity Interest in such Minority FE Invested Entity to any Person that is not a FE Invested Entity within one year after the date of the acquisition of or investment in any Competitive Market Gaming and Hotel Business by such Minority FE Invested Entity or (II) if permitted by the governance documents of the applicable Minority FE Invested Entity to do so (in a manner that does not trigger a right of first refusal, right of first offer, tag-along right or similar right by any of the other owners of Equity Interest in the Minority FE Invested Entity), the FE Entities may offer to sell (and, subject to the Company’s acceptance, sell) all Equity Interests they own (directly and indirectly) in the Minority FE Invested Entity (the “Minority Equity Interest”) to the Company in accordance with the procedures set forth below.  No later than five (5) Business Days after the earlier of the execution of definitive agreement (the “Definitive Agreement”) by the FE Minority Invested Entity and the other parties thereto to effect the acquisition by the FE Minority Invested Entity of the Competitive Market Gaming and Hotel Business or the consummation of the acquisition by the Minority FE Invested Entity of such business, the FE Parties shall cause the FE Entities to offer the Company the right to acquire all of their direct and indirect Equity Interests in the Minority FE Invested Entity by an offer letter (the “Minority Equity Interest Offer Letter”) to the Company setting forth (i) a detailed description of the subject Competitive Market Gaming and Hotel Business and the Minority FE Invested Entity, (ii) the material terms and conditions of the of the proposed acquisition and of the Equity Interests of the Minority FE Invested Entity owned by the FE Entities and a copy of all governance documents of such Person and documents governing the rights of the FE Entities with respect to their Equity Interests in such Person, (iii) subject to the execution by the Company of a confidentiality agreement with substantially the same terms as the confidentiality agreement applicable to the FE Entities, a summary of the FE Invested Entities’ and their representatives’ analysis of the subject Competitive Market Gaming and Hotel Business and the Minority FE Invested Entity, all due diligence materials received by any of them with respect to such Competitive Market Gaming and Hotel Business and all due diligence materials prepared by or on behalf of them and (iv) an agreement that if the Company elects to acquire the Minority Equity Interests, the FE Parties shall cause the FE Entities to, subject to the consummation by the Minority FE Invested Entity of the acquisition of the Competitive Market Gaming and Hotel Business and the payment of the purchase price for the Minority Equity Interest, sell the Minority Equity Interests to the Company and to fund their pro rata portion (based on their direct and indirect ownership percentage in Station Holdco) of any equity capital raised from members of Station Holdco to pay all or a portion of the purchase price for the Minority Equity Interest.  The purchase price for the Minority Equity Interest shall be the fair market value thereof as determined by an investment baking firm of national reputation mutually selected by the FE Parties and the Lender

Directors.  If the FE Parties and the Lender Directors are unable to agree upon an investment banking firm within 10 days after the date of the Minority Equity Interest Offer Letter, then the investment banking firm shall be selected by lots from one investment banking firm of national reputation designated by the FE Parties and one investment banking firm of national reputation designated by the Lender Directors.  During the ten (10) Business Days after determination of the purchase price by the investment banking firm (the “Minority Equity Interest Offer Period”), a majority of the Lender Directors shall have the right to cause the Company to notify the FE Entities in writing whether it accepts the opportunity to acquire the Minority Equity Interest.  For purposes of the Equityholders Agreement, the acquisition of the Minority Equity Interest shall be deemed to be a Competitive Market Investment.  During the period commencing on the date of the Minority Equity Interest Offer Letter and ending on the expiration of the Minority Equity Interest Offer Period, the FE Parties shall cause the FE Entities to provide reasonable cooperation to the Company, the Lender Directors and their respective representatives to allow them to evaluate the Competitive Market Investment.  If the Company, based on the determination made by a majority of the Lender Directors, notifies the FE Entities that it will acquire the Minority Equity Interest, then, subject to the receipt of all applicable governmental approvals, no later than five (5) Business Days following consummation of the acquisition of the Competitive Market Gaming and Hotel Business by the Minority FE Invested Entity, the Company shall and the FE Parties shall cause the applicable FE Entities to consummate the purchase and sale of the Minority Equity Interest at the purchase price determined pursuant to this Section 3.2(a).  If the Company fails to provide notice to the applicable FE Entities prior to the expiration of the Minority Equity Interest Offer Period or the Company notifies the applicable FE Entity in writing that the Company has elected not to acquire the Minority Equity Interest, then the FE Entities may retain their Equity Interests in the Minority FE Invested Entity.  If the purchase price for the proposed acquisition of the Competitive Market Gaming and Hotel Business by the Minority FE Invested Entity is reduced by more than 5% from that originally included in the Definitive Agreement, then the applicable Minority FE Invested Entity must again comply with the right of first refusal process under this Section 3.2(a).

(b)           If (i) any FE Invested Entity has entered into a definitive agreement to invest in or acquire any Outside Market Business (each such investment or acquisition, an “Outside Market Investment”) and (ii) such Outside Market Investment will be funded other than exclusively through the capital of FE, the FE Principals or the Fertitta Family Entities or the capital of other Persons including any FE Entities that committed to provide equity simultaneously to or prior to the time that that the applicable FE Invested Entity entered into a binding agreement to make such investment (the portion so committed, the “Outside Market Investment Committed Portion” and the portion that is not so committed, the “Uncommitted Portion”), then no later than 5 Business Days after the entry into such definitive agreement, the FE Parties shall cause each FE Invested Entity party to such definitive agreement (collectively, the “Outside Market Offerors”) to offer each of JPM and GACC (the “Lender Offerees”) if such Lender Offeree at the time of the entry into such definitive agreement, directly or indirectly, owns at least 10% of the outstanding equity of Station Holdco, the right to acquire the Uncommitted Portion (as it may be reduced pursuant to this Section 3.2(b), the “Offered Outside Market Investment”) by an offer letter (the “Outside Market Offer Letter”) setting forth (A) a detailed description of the Outside Market Business and the Offered Outside Market Investment, including the rights accompanying such investment, (B) the purchase price for the Offered Outside Market Investment (the “Offered Outside Market Investment Proposed Purchase Price”)

and (C) subject to the execution by the Lender Offerees of a confidentiality agreement with substantially the same terms as the confidentiality agreement applicable to the Outside Market Offeror, a summary of the FE Entities analysis of the subject Outside Market Investment, all due diligence materials received by any of them with respect to such Outside Market Investment and the Outside Market Business and all due diligence materials prepared by or on behalf of them.  During the 15 Business Days after receipt of the Outside Market Offer Letter (the “Outside Market Offer Period”), each Lender Offeree shall have the right to notify the Outside Market Offeror in writing of whether it accepts the opportunity to make all or a portion of the Offered Outside Market Investment (the “Outside Market Acceptance Notice”).  During the Outside Market Offer Period, the Outside Market Offeror shall provide reasonable cooperation to the Lender Offerees and their respective representatives to allow them to evaluate the Offered Outside Market Investment.  If prior to the expiration of the Outside Market Offer Period either of the Lender Offerees notifies the Outside Market Offeror that it accepts the opportunity to make all or a portion of the Offered Outside Market Investment and delivers evidence of its ability to finance the consideration to be paid with respect to such portion of the Offered Market Investment that is reasonably acceptable to the Outside Market Offeror (the Offered Outside Market Investment, or portion thereof, so accepted by the applicable Lender Offeree, the “Acquired Outside Market Investment”), then, subject to the terms and conditions of the definitive agreements, such Lender Offeree shall make such Lender Offeree’s portion of the Acquired Outside Market Investment, provided that if Colony has timely elected in compliance with the terms of any agreement between Colony Capital LLC (“Colony”) and the FE Parties, or their respective affiliates to effect the offer described in the certain letter dated June 7, 2011 to Colony Capital LLC from FE, to acquire all or a portion of the Uncommitted Portion and/or either or both of the Lender Offerees elects to acquire a portion of the Uncommitted Portion in excess of its Pro Rata Portion such that the offer is oversubscribed, then the amount of the Acquired Outside Market Investment to be acquired by each Lender Offeree shall be reduced to an amount equal to the lesser of (a) such Lender Offeree’s Pro Rata Portion and (b) the portion of the Uncommitted Portion that was specified by such lender Offeree in its Outside Market Acceptance Notice.  If the Lender Offerees fail to provide notice to the Outside Market Offeror during the Outside Market Offer Period accepting the entire Uncommitted Portion available for subscription to the Lender Offerees or notify the Outside Market Offeror in writing that they have elected not to make any of the Offered Outside Market Investment, then the Outside Market Offeror shall be entitled to offer Offered Outside Market Investment to other Persons (the “Other Outside Market Offeree”) on substantially the same terms and conditions made to the Lender Offerees, provided that if there is a decrease of more than 5% of the proposed purchase price for the Offered Outside Market Investment or any change in any material respect of the material terms of such Offered Outside Market Investment taken as a whole, the FE Entities shall not sell or offer such Offered Outside Market Investment to any Person without first reoffering such portion of the Outside Market Investment to the Lender Offerees again in accordance with this Section 3.2(b).

(c)           The FE Parties shall not and shall cause each FE Invested Entity not to enter into any Contract that restricts them from complying in any material respect with their obligations under this Section 3.2 as though they were parties hereto (it being understood and agree that the failure to cause a Minority FE Invested Entity not to enter into any such Contract shall not be a breach of this Agreement).

3.3          Permitted Acquisition.  Notwithstanding anything in this Article III to the contrary, (a) the FE Entity’s ownership of Equity Interest in an Excluded Business shall not be taken into account in determining the FE Entities’ ownership percentage in any Competitive Market Gaming and Hotel Business and (b) the FE Entities shall be permitted to acquire all of the Equity Interest in an Excluded Business without providing the Company a right of first refusal under Section 3.2, provided in each case that the applicable FE Entity disposes of the gaming, casino and hotel businesses, assets and properties of such Excluded Business that are located in the Relevant Competitive Market within one year after the acquisition of any Equity Interest in such Excluded Business by an FE Entity.  “Excluded Business” means a business with operations located primarily outside the Relevant Competitive Market that receives no more than 10% of its consolidated cash flow from any gaming, casino or hotel business, assets or properties located in whole or in part within the Relevant Competitive Market.

ARTICLE IV
TERM

4.1          Term.  The term of this Agreement shall commence on the date hereof and terminate on the date on which the last of the Opco Management Agreement, Propco Management Agreement and GVR Management Agreement has terminated in accordance with its terms (after giving effect to any extensions and renewals thereof), provided that if either of the FE Principals is the Chief Executive Officer of the Company or any of its Subsidiaries following the termination of the Opco Management Agreement, the Propco Management Agreement and the GVR Management Agreement, this Agreement shall terminate at the time neither of the FE Principals is Chief Executive Officer of the Company or any of its Subsidiaries.

ARTICLE V
REPRESENTATIONS AND WARRANTIES

5.1          Company; Station Holdco Representations and Warranties.  As of the date hereof, the Company and Station Holdco each hereby makes each of the representations and warranties as set forth below:

(a)           It is a limited liability company, duly organized or duly formed, and validly existing under the laws of the jurisdiction of its formation.  It has the limited liability company power and authority to execute and deliver this Agreement and to perform its obligations hereunder, and the execution, delivery, and performance of this Agreement has been duly authorized by all necessary limited liability company action.  This Agreement constitutes its legal, valid, and binding obligation enforceable against it in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency or other similar laws affecting creditor’s rights generally, and except that the availability of equitable remedies is subject to judicial discretion).

(b)           Neither the execution, delivery, and performance of this Agreement nor the consummation by it of the transactions contemplated hereby (i) will conflict with, violate, or result in a breach of any of the terms, conditions, or provisions of any law, regulation, order, writ, injunction, decree, determination, or award of any court, any governmental department, board, agency, or instrumentality, domestic or foreign, or any arbitrator, applicable to it, (ii) will conflict with, violate, result in a breach of, or constitute a default under any of the terms, conditions, or provisions of its articles of organization or operating agreement or of any material agreement or instrument to which it is a party or by which it is bound or to which any of its material properties or assets is subject, or (iii) will conflict with, violate, result in a breach of, constitute a default under (whether with notice or lapse of time or both), accelerate or permit the acceleration of the performance required by, give to others any material interests or rights, or require any consent, authorization, or approval under any indenture, mortgage, lease agreement, or instrument to which it is a party or by which it is bound.

5.2          FE Parties Representations and Warranties.  As of the date hereof, the FE Parties hereby make each of the representations and warranties as set forth below:

(a)           Each of FE, FI, FE Propco Management, FE Opco Management and GVR Management is a limited liability company, duly organized or duly formed, validly existing, and in good standing under the laws of the jurisdiction of its formation and has the limited liability company power and authority to own its property and carry on its business as owned and carried on at the date hereof and as contemplated hereby.  Each of FE, FI, FE Propco Management, FE Opco Management and GVR Management is duly licensed or qualified to do business and in good standing in each of the jurisdictions in which the failure to be so licensed or qualified would have a material adverse effect on its financial condition or its ability to perform its obligations hereunder.  The FE Parties have the power and authority to execute and deliver this Agreement and to perform its obligations hereunder, and the execution, delivery, and performance of this Agreement has been duly authorized by all necessary limited liability company action.  This Agreement constitutes the legal, valid, and binding obligation of the FE Parties enforceable in accordance with its respective terms (except as enforceability may be limited by applicable bankruptcy, insolvency or other similar laws affecting creditor’s rights generally, and except that the availability of equitable remedies is subject to judicial discretion).

(b)           Neither the execution, delivery, and performance of this Agreement nor the consummation by the FE Parties of the transactions contemplated hereby (i) will conflict with, violate, or result in a breach of any of the terms, conditions, or provisions of any law, regulation, order, writ, injunction, decree, determination, or award of any court, any governmental department, board, agency, or instrumentality, domestic or foreign, or any arbitrator, applicable to the FE Parties; (ii) will conflict with, violate, result in a breach of, or constitute a default under any of the terms, conditions, or provisions of the articles of organization or operating agreement of FE or of any material agreement or instrument to which the FE Parties are a party or by which the FE Parties are bound or to which any of its material properties or assets is subject; or (iii) will conflict with, violate, result in a breach of, constitute a default under (whether with notice or lapse of time or both), accelerate or permit the acceleration of the performance required by, give to others any material interests or rights, or require any consent, authorization, or approval under any indenture, mortgage, lease agreement, or instrument to which the FE Parties are a party or by which the FE Parties are bound; or (iv) will result in the creation or imposition of any lien upon any of the material properties or assets of the FE Parties.

ARTICLE VI
MISCELLANEOUS

6.1          Amendments and Waivers.  This Agreement shall not be amended, modified or supplemented except by a written instrument signed by an authorized representative of each of the Parties.  No Party may assign any of its rights or obligations under this Agreement without the prior written consent of each of the other Parties.

6.2          Applicable Law.  This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of New York without regard to such jurisdiction’s principles of conflicts of law.

6.3          Waiver of Jury Trial.  TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT OF TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTER-CLAIM, ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY MATTER ARISING HEREUNDER.

6.4          Binding Arbitration.  Except as provided in Article II, any dispute, claim or controversy arising out of or relating to this Agreement that cannot be resolved amicably by the Parties, including the scope or applicability of this agreement to arbitrate, shall be determined by binding arbitration administered by the American Arbitration Association (“AAA”) in accordance with its Commercial Rules and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.  Any AAA arbitration proceeding shall be conducted in the State of New York.  The AAA arbitrator shall have the authority to award any remedy or relief that a court of competent jurisdiction could order or grant, including the issuance of an injunction or other equitable relief.  However, any Party may, without inconsistency with this arbitration provision, apply to any court having jurisdiction hereof and seek interim provisional, injunctive or other equitable relief until the arbitration award is rendered or the controversy is otherwise resolved.  Except as necessary in court proceedings to enforce this arbitration provision or an award rendered hereunder, or to obtain interim relief, neither a party nor an arbitrator may disclose the existence, content, or results of any arbitration hereunder without the prior written consent of both parties.

6.5          Attorneys’ Fees.  If any of the Parties hereto obtains a judgment against the other Party in connection with a dispute arising under or in connection with this Agreement (whether in an action or through arbitration), the prevailing Party shall be entitled to recover its court (or arbitration) costs, and reasonable attorneys’ fees and disbursements incurred in connection therewith (including reasonable fees of experts or consultants required in connection therewith) and in any appeal or enforcement proceeding thereafter, in addition to all other recoverable costs.  Any such attorneys’ fees and other expenses incurred by a Party in enforcing a judgment in its favor under this Agreement shall be recoverable separately from and in addition to any other amount included in such judgment, and such attorneys’ fees obligation is intended to be severable from the other provisions of this Agreement and to survive and not be merged into any such judgment.

6.6          Notices.  All notices or other communications required or permitted hereunder shall be in writing and shall be delivered or sent, as the case may be, by any of the following methods: (a) personal delivery; (b) overnight commercial carrier or delivery service; (c) registered or certified mail (with postage prepaid and return receipt requested); (d) facsimile; or (e) e-mail.  Any such notice or other communication shall be deemed received and effective upon the earlier of (i) if personally delivered, the date of delivery to the address of the Party to receive such notice; (ii) if delivered by overnight commercial carrier or delivery service, one (1) Business Day following the receipt of such communication by such carrier or service from the sender, as shown on the sender’s delivery invoice from such carrier or service, as the case may be; (iii) if mailed, two (2) Business Days after the date of receipt as shown on the sender’s registry or certification receipt; (iv) if given by facsimile, when sent; or (v) if given by e-mail, when sent.  Any notice or other communication sent by facsimile or e-mail must be confirmed within forty-eight (48) hours by letter mailed or delivered in accordance with the foregoing.  Any reference herein to the date of receipt, delivery, or giving, as the case may be, of any notice or other communication shall refer to the date such communication becomes effective under the terms of this Section 6.6.  Rejection or other refusal to accept, or the inability to deliver, because of a changed address of which no notice was given shall be deemed to constitute receipt of the notice or other communication sent.  The addresses for giving notice are as follows:

If to the Company, to:	Station Casinos LLC
1505 South Pavilion Center Drive
Las Vegas, NV 89135
	Attn:	Frank J. Fertitta III
Fax No.:
E-mail:
With a copy to:
Station Casinos LLC
1505 South Pavilion Center Drive
Las Vegas, NV 89135
	Attn:	Richard J. Haskins, General Counsel
	Fax No.:	(702) 495-3310
	E-mail:	Richard.haskins@stationcasinos.com
and, to:
German American Capital Corporation
60 Wall Street
New York, NY
	Attn:	Robert Pettinato and General Counsel
Fax No.:
E-mail:

and to:	JPMorgan Chase Bank, N.A.
383 Madison Avenue, 31st Floor
New York, NY 10179
	Attn:	Joseph Geogham and Scott Dauer
	Fax No.:	(212) 834-9303
E-mail:

If to any FE Party or FE Invested Entity, to:
Fertitta Entertainment LLC
1505 South Pavilion Center Drive
Las Vegas, NV 89135
	Attn:	Frank J. Fertitta III
Fax No.:
E-mail:

6.7          Waiver of Covenants, Conditions or Remedies.  Any term or provision of this Agreement may be waived, or the time for its performance may be extended, by the Party or Parties entitled to the benefit thereof.  Any such waiver shall be validly and sufficiently authorized for the purposes of this Agreement if, as to any Party, it is authorized in writing by an authorized representative of such Party.  The waiver by one Party of the performance of any covenant, condition or promise under this Agreement shall not invalidate this Agreement, nor shall it be considered a waiver by it of any other covenant, condition or promise under this Agreement.  The waiver by either or both Parties of the time for performing any act under this Agreement shall not constitute a waiver of the time for performing any other act or an identical act required to be performed at a later time.  The exercise of any remedy provided in this Agreement shall not be a waiver of any consistent remedy provided by law, and the provision in this Agreement for any remedy shall not exclude other consistent remedies unless they are expressly excluded.

6.8          Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced as a result of any rule of law or public policy, all other terms and other provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated by this Agreement are fulfilled to the greatest extent possible.

6.9          Counterparts and Execution.  This Agreement may contain more than one counterpart of the signature page and this Agreement may be executed by the affixing of the signatures of each of the Parties to one of such counterpart signature pages.  All of such counterpart signatures pages shall be read as though one, and they shall have the same force and effect as though all of the signers had signed a single signature page.

6.10        Entire Agreement.  This Agreement, the Equityholders Agreement, the Holdco LLCA and the FE Management Agreements constitute the entire agreement among the Parties with respect to the subject matter hereof and thereof.  It supersedes any prior agreement or understandings among them with respect to the subject matter hereof and thereof, and it may not be modified or amended in any manner other than as set forth herein.

6.11        Interest.  Any amount payable to the Company which has not been paid when due shall accrue interest at the lesser of:  (a) the highest legal limit in the state of Nevada, which limit shall remained fixed, or (b) two percentage points (2%) over the published base rate of interest charged by Bank of America, National Association (or successor thereto), which rate shall float based on such published base rate, to borrowers on ninety (90) day unsecured commercial loans, as the same may be changed from time to time.

6.12        Further Assurances.  The Parties agree to execute such further documents and take such other actions as are reasonably necessary to implement the purposes, objectives, terms, and provisions of this Agreement.

6.13        Cooperation with Gaming Authorities.  The Parties each agree to cooperate with all applicable Gaming Authorities in connection with the administration of their regulatory jurisdiction over the Company and its respective affiliates, including the provision of such documents or other information as may be requested by such Gaming Authorities relating to the Company or any of its affiliates or to this Agreement.

6.14        Equitable Remedies.  Each of the Parties acknowledges that the rights of each other Party are special, unique or extraordinary character and that, in the event that a Party violates or fails or refuses to perform any covenant or agreement made by it in this Agreement (or threatens to do so), then each other Party may be without an adequate remedy at law.  Each Party agrees, therefore, that in the event it violates or fails or refuses to perform any covenant or agreement made by it under this Agreement (or threatens to do so), each other Party may, in addition to any remedies hereunder for damages or other relief, institute and prosecute an action in accordance with Section 6.4 to enforce specific performance of such covenant or agreement or seek injunctive or any other equitable relief.

[REMAINDER OF PAGE LEFT BLANK INTENTIONALLY]

IN WITNESS WHEREOF, the Parties hereto have caused this Non-Competition Agreement to be executed as of the day and year first written above.

STATION CASINOS LLC

By:	/s/ Thomas M. Friel
Name:	Thomas M. Friel
Title:	Executive Vice President

STATION HOLDCO LLC

By:	/s/ Thomas M. Friel
Name:	Thomas M. Friel
Title:	Executive Vice President

FE PROPCO MANAGEMENT LLC

By:	Fertitta Entertainment LLC, its member
	By:	/s/ Marc J. Falcone
	Name:	Marc J. Falcone
	Title:	Executive Vice President

FE OPCO MANAGEMENT LLC

By:	Fertitta Entertainment LLC, its member
	By:	/s/ Marc J. Falcone
	Name:	Marc J. Falcone
	Title:	Executive Vice President

FE GVR MANAGEMENT LLC

By:	Fertitta Entertainment LLC, its member
	By:	/s/ Marc J. Falcone
	Name:	Marc J. Falcone
	Title:	Executive Vice President

FRANK J. FERTITTA III

By:	/s/ Frank J. Fertitta III
Title:

LORENZO J. FERTITTA

By:	/s/ Lorenzo J. Fertitta
Title:

FI STATION INVESTOR LLC

By:	/s/ Marc J. Falcone
Name:	Marc J. Falcone
Title:	Executive Vice President

FERTITTA ENTERTAINMENT LLC

By:	/s/ Marc J. Falcone
Name:	Marc J. Falcone
Title:	Executive Vice President

GERMAN AMERICAN CAPITAL CORPORATION

By:	/s/ Robert W. Pettinato
Name:	Robert W. Pettinato
Title:	Managing Director

JPMORGAN CHASE BANK, N.A.

By:	/s/ Scott Dauer
Name:	Scott Dauer
Title:	Executive Director